Exhibit 23.1

[Letterhead of Ernst & Young LLP]

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated February 5, 2003 in the Registration Statement (Form S-8) pertaining to the American Standard Companies Inc. Supplemental Compensation Plan for Outside Directors, with respect to the consolidated financial statements and schedules of American Standard Companies Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
October 7, 2003